Exhibit 99.1

Designated Filer:	Vintage Capital Management LLC
Issuer & Ticker Symbol:	Red Robin Gourmet Burgers, Inc. [RRGB]
Date of Event Requiring Statement:	May 31, 2019

Explanation of Responses:

1.	In addition to Vintage Capital Management, LLC, a Delaware limited liability company ("Vintage Capital"), this Form 4 is being filed jointly by Kahn Capital Management, LLC, a Delaware limited liability company ("Kahn Capital"), and Brian R. Kahn, a citizen of the United States of America, each of whom has the same business address as Vintage Capital. Vintage Capital beneficially owns the shares of common stock, par value $0.01 per share ("Common Stock"), of Red Robin Gourmet Burgers, Inc. (the “Issuer”). In accordance with Instruction 4(b)(iv), the entire amount of Common Stock held by the Vintage Capital is reported herein. Kahn Capital, as a member and the majority owner of Vintage Capital, may be deemed to have the power to direct the voting and disposition of the shares of Common Stock beneficially owned by Vintage Capital, and may be deemed to be the indirect beneficial owner of such shares. Kahn Capital disclaims beneficial ownership of such shares for all other purposes, except to the extent of its pecuniary interest therein. Mr. Kahn, as the manager of each of Vintage Capital and Kahn Capital, may be deemed to have the power to direct the voting and disposition of the shares of Common Stock beneficially owned by Vintage Capital, and may be deemed to be the indirect beneficial owner of such shares. Mr. Kahn disclaims beneficial ownership of such shares for all other purposes, except to the extent of his pecuniary interest therein.

2.	The transaction was executed in multiple trades at prices ranging from $25.25 to $26.15. The price reported above reflects the weighted average purchase price. The reporting persons hereby undertake to provide upon request to the SEC staff, the Issuer or a security holder of the Issuer, full information regarding the number of shares and prices at which the transaction was effected.

3.	The transaction was executed in multiple trades at prices ranging from $26.25 to $26.76. The price reported above reflects the weighted average purchase price. The reporting persons hereby undertake to provide upon request to the SEC staff, the Issuer or a security holder of the Issuer, full information regarding the number of shares and prices at which the transaction was effected.